Exhibit 5.1

CONYERS DILL & PEARMAN PTE. LTD. 9 Battery Road #20-01 MYP Centre Singapore 049910 T +65 6223 6006 conyers.com

23 June 2025

Matter No.: 1008343

Doc ref: PP/AP_Legal#110920693

EUDA Health Holdings Limited

60 Kaki Bukit Place, #03-01

Eunos Techpark

Singapore 415979

Dear Sir/ Madam,

Re: EUDA Health Holdings Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on form F-3 (File No.: 333-282723) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 October 2024 (as amended on 30 October 2024) and declared effective on 4 November 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the base prospectus contained in the Registration Statement (the “Base Prospectus”) and the prospectus supplement to be filed with the Commission on or about the date hereof (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”) in connection with the registration of ordinary shares of no par value of the Company (the “Ordinary Shares”) of up to an aggregate principal amount of up to $10,000,000 as described in the Prospectus Supplement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the following document:

1.1.	the Registration Statement;

1.2.	the Prospectus; and

1.3.	the at the market offering agreement made between Chardan Capital Markets, LLC and the Company dated 23 June 2025 (the “Sale Agreement”).

We have also reviewed copies of:

1.4.	the certificate of incorporation, the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs at 3:00 p.m. on 20 June 2025;

1.5.	resolutions in writing of the directors of the Company dated 4 June 2025 (the “Resolutions”);

1.6.	a certificate of good standing issued by the Registrar of Corporate Affairs and dated 20 June 2025; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Sale Agreement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Company and its subsidiaries (if any) do not own an interest in any land in the British Virgin Islands;

2.6.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that on the date of entering into the Sale Agreement and the date of allotment and issuance of any Ordinary Shares the Company is, and after entering into the Sale Agreement and any such allotment and issuance the Company is and will be able to, pay its liabilities as they become due;

2.8.	none of the parties to any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Ordinary Shares is or will be carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands;

2.9.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;
2.10.	that the Company will issue the Ordinary Shares in furtherance of its objects as set out in its memorandum of association;

2.11.	that the memorandum and articles of association of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.12.	that the Company will have sufficient authorised shares available to issue under its memorandum of association to effect the issue of any Ordinary Shares at the time of issuance;

2.13.	there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Sale Agreement;

2.14.	that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Ordinary Shares;

2.15.	none of the Ordinary Shares have been offered or issued to residents of the British Virgin Islands;

2.16.	that all necessary corporate action will be taken to authorise and approve any issuance of Ordinary Shares, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.17.	that the validity and binding effect under the laws of the State of New York, United States of America (the “Foreign Laws”) of the Sale Agreement in accordance with its terms;

2.18.	that the issuance and sale of and payment for the Ordinary Shares will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

2.19.	that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof; and

2.20.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Prospectus has been duly filed with the Commission.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any offer, issuance and sale of any Ordinary Shares:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Ordinary Shares, may be subject to the Common Law rules that damages against the Company are only available where the purchaser of such Ordinary Shares rescinds such agreement; and

(f)	may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

3.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Upon the due issuance of any Ordinary Shares, and payment of the consideration therefor, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Pte. Ltd.